EXHIBIT 5

[California First National Bancorp Letterhead]

October 5, 2001

California First National Bancorp
5 Hutton Centre Drive, Suite 250
Santa Ana, California 92707

          Re:           Registration on Form S-8 of California First National Bancorp (the "Company")

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 157,433 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), to be issued pursuant to the Amended and Restated Stock Option Plan of California First National Bancorp (formerly the Amended and Restated Stock Option Plan of Amplicon, Inc.) (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

Neil G. Kenduck /s/
Neil G. Kenduck
General Counsel